Exhibit 99.1

UNITED REFINING COMPANY REPORTS

YEAR END FISCAL 2014 RESULTS

Warren, PA. November 21, 2014 /PRNewswire/—United Refining Company, a leading regional refiner and marketer of petroleum products announces results for the Company’s fiscal year ended August 31, 2014.

Net income for the fiscal year ended August 31, 2014 was $71.1 million. This is a decrease of $97.6 million from net income of $168.7 million for the year ended August 31, 2013. Net income and EBITDA in fiscal 2013 included a non-cash $18.7 million pre-tax loss on early extinguishment of debt. Impacting the overall results for fiscal year 2014 was a scheduled, full refinery maintenance turnaround which was successfully completed during the third fiscal quarter in approximately 33 working days. The turnaround resulted in throughput for the third fiscal quarter to average 39,700 barrels per day (bpd) versus average crude throughput of 61,900 bpd for the same period in fiscal 2013. This reduced refinery production, sales, and profits.

EBITDA1 (LIFO) was $174.6 million for the fiscal year ended August 31, 2014, a decrease of $179.2 million from $353.8 million for the fiscal year ended August 31, 2013. Adjusted EBITDA on a FIFO basis during fiscal years 2014 and 2013 was $175.4 million and $385.1 million, respectively.

Net sales for the fiscal year ended August 31, 2014 decreased $242.0 million to $3,439.2 million as compared to $3,681.2 million during fiscal 2013. Sales within the Company’s wholesale business segment declined by $208.9 million or 10.7% to $1,750.7 million as compared to $1,959.6 million in

[1]

United Refining Company uses the term EBITDA or earnings before interest, income taxes, depreciation and amortization, which is a term not defined under United States Generally Accepted Accounting Principles. The Company uses the term EBITDA because it is a widely accepted financial indicator utilized to analyze and compare companies on the basis of operating performance and is used to calculate certain debt coverage ratios included in several of the Company’s debt agreements. The Company’s calculation of EBITDA includes an adjustment for a loss that resulted from an extinguishment of its debt since the loss was not a result of the normal operations of the Company. See reconciliation of Net Income to EBITDA in Footnote (1) in table set forth below. The Company’s method of computing EBITDA may or may not be comparable to other similarly titled measures used by other companies.

fiscal 2013 reflecting a 1.1% decrease in wholesale selling prices. Additionally, the 33 day full refinery maintenance turnaround in the third fiscal quarter contributed to a 9.6% decrease in fiscal 2014 wholesale sales volume. Retail sales during fiscal 2014 decreased by $33.1 million or 1.9% as compared to the comparable period in fiscal 2013, primarily due to a 1.3% decrease in retail selling prices per gallon.

	Year Ended August 31,
	2014	2013
	(dollars in thousands)

Net Sales	$3,439,218	$3,681,253
Operating Income	$144,177	$328,608
Net Income	$71,113	$168,683
Income Tax Expense	$43,826	$98,344
EBITDA (LIFO)(1)	$174,648	$353,831

(1)	EBITDA Reconciliation

EBITDA Reconciliation

	Year Ended August 31,
	2014	2013
	(dollars in thousands)

Net Income	$71,113	$168,683
Interest Expense	26,677	39,530
Income Tax Expense	43,826	98,344
Loss on Early Extinguishment of Debt	—	18,727
Depreciation	19,961	19,796
Amortization	13,071	8,751

EBITDA – LIFO Basis	$174,648	$353,831

EBITDA – LIFO Basis	$174,648	$353,831
LIFO Inventory Adjustment	727	31,257

Adjusted EBITDA – FIFO Basis	$175,375	$385,088

United operates a 70,000 bpd refinery in Warren, Pennsylvania. In addition to its wholesale markets, the Company also operates 359 Kwik Fill® / Red Apple® and Country Fair® retail gasoline and convenience stores located primarily in western New York and northwestern Pennsylvania.

Certain statements contained in this release are forward looking, such as statements regarding the Company’s plans and strategies or future financial performance. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge, investors and prospective investors are cautioned that such statements are only projections and that actual events or results may differ materially from those expressed in any such forward-looking statements. In addition, the Company’s actual consolidated quarterly or annual operating results have been affected in the past, or could be affected in the future, by additional factors, including, without limitation, general economic, business and market conditions; environmental, tax and tobacco legislation or regulation; volatility of gasoline prices, margins and supplies; merchandising margins; customer traffic, weather conditions; labor costs and the level of capital expenditures.

Company Contacts: John A. Catsimatidis, Chairman and CEO (212) 956-5803

James E. Murphy, Chief Financial Officer (814) 723-1500